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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

VECTr Systems Inc. (formerly Navitrak International Corporation)
Halifax, Canada

We hereby consent to the use in the Prospectus constituting a part of this Form SB-2 Registration Statement of our report dated March 2, 2007 relating to the consolidated financial statements of VECTr Systems Inc. (“the Company”, formerly Navitrak International Corporation) which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP
 BDO DUNWOODY LLP
Chartered Accountants

Vancouver, Canada
November 6, 2007